UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2024

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 Farmington Road, Mocksville, North Carolina (Address of Principal Executive Office)	27028 (Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

Regulation A Offering

On August 27, 2024, 22nd Century Group, Inc. (the “Company”) entered into a subscription agreements with certain institutional investors and high net worth individuals (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors 2,950,000 shares (the “Shares”) of Common Stock of the Company at a price of $0.57 per share for gross proceeds to the Company of $1.68 million. The Shares to be issued in the offering were offered at-the-market under Nasdaq rules and pursuant to the Company’s Form 1-A (the “Offering Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 2, 2024 and qualified on August 13, 2024. The total amount of the Shares sold under the Regulation A offering is 3,620,000 shares. The Shares were not placed through the efforts of a placement agent and no fees or commissions are to be paid on the transaction to anyone..

The Company has the ability, at its election, to raise additional proceeds of up to approximately $3.9 million on the same terms and conditions pursuant to the Offering Statement from time to time. Any additional sales made pursuant to the Offering Statement will be disclosed through subsequent prospectus supplements. Notwithstanding that the Company desires to consummate one or more additional sales in the future, at this time the Company has no such additional oral or written agreements to consummate any such sales, and, as such, we cannot guarantee that any such sales will occur in the future.

Private Placement of Warrants

On August 27, 2024, the Company and the Investors entered into a warrant purchase agreement (the “Purchase Agreement”) relating to the private placement of 2,596,000 warrants to purchase an equal number of shares of common stock (collectively, the “Offering”), at a purchase price of $0.00001 per warrant. The warrants are immediately exercisable at an exercise price of $1.00 per share of common stock, expire five years following the issuance date and are subject to adjustment in certain circumstances, including upon any subsequent equity sales at a price per share lower than the then effective exercise price of such warrants, then such exercise price shall be lowered to such price at which the shares were offered; provided however, that such lower exercise price shall not be effected unless and until the Company has obtained stockholder approval for such adjustment. The net proceeds to the Company expected from the Offering after deducting Company’s estimated offering expenses, are expected to be approximately $26.

The warrants and shares issuable upon exercise of the warrants are being issued in a private placement and are exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder. The Company has agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) within 30 days upon the demand of the Investors.

The foregoing summaries of the terms of the Purchase Agreement and warrants are subject to, and qualified in their entirety by, such forms of documents attached hereto as Exhibits 10.2 and 4.1, respectively, and are incorporated herein by reference.

Senior Secured Credit Facility

On August 27, 2024, the Company entered into that certain Letter Agreement to modify the terms of the Securities Purchase Agrement dated March 3, 2023 (the “JGB SPA”) and debentures (the “Debentures”), as amended, with JGB Partners, LP (“JGB Partners”), JGB Capital, LP (“JGB Capital”) and JGB Capital Offshore Ltd. (“JGB Offshore” and collectively with JGB Partners and JGB Capital, the “Holders”) and JGB Collateral, LLC, as collateral agent for the Holders (the “Agent”).

Under the terms of the Letter Agreement, each Holder agreed that it shall not exercise its Holder Redemption Right (as defined in the Debentures) for more than 50% of its Monthly Allowance (as defined in the Debentures) through and including July 2025. Further, the provisions in Section 3(c)(i) of the Debentures requiring 20% of any equity issuances to be paid to the Holders shall be suspended through December 31, 2024. In consideration for the amendments set forth in the Letter Agreement, the Company shall pay an amendment fee of $746,000 which shall be added to the aggregate principal amount of the Debentures.

A copy of the Letter Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report related to the warrants and the debentures is incorporated herein by reference.

Item 7.01	Regulation FD.

On August 28, 2024, the Company issued a press release regarding the information in Item 1.01. The press release is furnished as Exhibit 99.1.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 4.1	Form of Warrant
Exhibit 10.1	Letter Agreement with JGB
Exhibit 10.2	Form of Warrant Purchase Agreement
Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Lawrence Firestone
Date: August 28, 2024	Lawrence Firestone
Chief Executive Officer